Exhibit 4.4

FIRST AMENDMENT TO SUBORDINATED LOAN AGREEMENT

THIS FIRST AMENDMENT TO SUBORDINATED LOAN AGREEMENT (this "Agreement") is entered into as of April 18, 2017 by and among TELOS CORPORATION, a Maryland corporation (the "Borrower") and JP CHARITABLE FOUNDATION (in such capacity, the "Lender").  All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement referred to below.

RECITALS

A.          A Subordinated Loan Agreement dated as of March 31, 2015 (as amended or modified from time to time, the "Loan Agreement") has been entered into by and among the Borrower and the Lender.

B.          The Borrower and the Lender have agreed to make certain modifications to the Loan Agreement on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Amendments to Loan Agreement.  Subject to the satisfaction of the conditions precedent set forth in Section 2 below, from and after the date hereof the Loan Agreement is hereby amended as follows:

(a)          The legend at the beginning of the Loan Agreement is amended to read as follows:

THIS LOAN AGREEMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN (A) THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE "2015 SUBORDINATION AGREEMENT") DATED AS OF MARCH 31, 2015 AMONG (I) JP CHARITABLE FOUNDATION, (II) TELOS CORPORATION, XACTA CORPORATION, UBQUITY.COM, INC. AND TELOWORKS, INC. (COLLECTIVELY, THE "COMPANIES") AND (III) WELLS FARGO CAPITAL FINANCE, LLC AND, AS REPLACEMENT FINANCING, THE FINANCING AND SECURITY AGREEMENT DATED AS OF JULY 15, 2016 AMONG TELOS CORPORATION AND ACTION CAPITAL CORPORATION (THE "ACTION AGREEMENT") AND (B) THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE "2017 SUBORDINATION AGREEMENT"; TOGETHER WITH THE 2015 SUBORDINATION AGREEMENT, THE "SUBORDINATION AGREEMENTS") DATED AS OF APRIL 18, 2017 AMONG (I) JP CHARITABLE FOUNDATION, (II) THE COMPANIES AND (III) ENLIGHTENMENT CAPITAL SOLUTIONS FUND II, L.P., TO THE SENIOR DEBT REFERENCED (AND DEFINED) IN THE RESPECTIVE  SUBORDINATION AGREEMENTS; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENTS.

(b)          The definition of "Senior Debt" in Section 1.1 of the Loan Agreement is amended to read as follows:

"Senior Debt" shall mean all Indebtedness of every nature of the Borrower from time to time ranking senior to the Obligations pursuant to the respective Subordination Agreements, including, without limitation, the principal amount of all debts, claims and indebtedness, contingent reimbursement obligations (including without limitation in connection with cash management obligations and hedging, swap, foreign exchange, and other similar obligations and liabilities), accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after an Insolvency Proceeding together with any interest, fees or expenses accruing thereon after the commencement of an Insolvency Proceeding, without regard to whether or not such interest, fees or expenses are an allowed claim; Senior Debt shall be considered to be outstanding whenever any loan commitment under the documents evidencing the Senior Debt is outstanding.  The parties acknowledge and agree that Senior Debt as used herein shall be interpreted to include any senior revolving debt, asset based financing, or similar financing that may, and the parties contemplate will, be obtained and incurred by Telos subsequent to the date of this Agreement.

(c)          The definition of "Subordination Agreement" in Section 1.1 of the Loan Agreement is amended to read as follows:

"Subordination Agreement" means, collectively, (a) that certain Subordination and Intercreditor Agreement dated as of even date herewith by and among the Borrower, certain affiliates of Borrower, Lender and Wells Fargo Capital Finance LLC, as the same may be amended, restated, substituted, replaced or otherwise modified from time to time (including by virtue of the Action Agreement), (b) that certain Subordination and Intercreditor Agreement dated as of April 18, 2017 by and among the Borrower, certain affiliates of Borrower, Lender and Enlightenment Capital Solutions Fund II, L.P., as the same may be amended, restated, substituted, replaced or otherwise modified from time to time and (c) any other subordination agreement which may be required, as the same may be amended, restated, substituted, replaced or otherwise modified from time to time.

(d)          The definitions of "Refinancing Senior Debt Agreements", "Senior Agent", "Senior Credit Agreement", "Senior Debt Agreements" and "Senior Lenders" in Section 1.1 of the Loan Agreement are deleted.

(e)          Section 2(a) of the Loan Agreement is amended by adding the following sentence to the end of such section.

The Note has been amended and restated as of April 18, 2017.

(f)          Section 10 of the Loan Agreement is amended to read as follows:

Subordination of Loan to Senior Debt.  This Agreement, the related Note, and the obligations and indebtedness evidenced under this Agreement and Note, are subordinated to the Senior Debt of the Borrower and its subsidiaries or affiliates.  The Lender and any subsequent party to this Agreement or subsequent holder of the Note agree that the Note, this Agreement and the obligations and indebtedness evidenced by the Note shall be subordinated to the Senior Debt, in accordance with the provisions of the Subordination Agreement, and the Lender and each other holder of the Note accepts and agrees to be bound in all respects by the terms of each such Subordination Agreement.

2.          Condition Precedent to Effectiveness.  The amendment to the Loan Agreement set forth herein shall be deemed effective once:

(a)          The Lender has received duly executed counterparts of this Agreement from the Borrower and the Lender.

(b)          The Lender has received a duly executed Amended and Restated Subordinated Promissory Note in form and substance satisfactory to the Lender.

(c)          The Lender has received duly executed counterparts of the Subordination and Intercreditor Agreement among the Borrower, certain affiliates of Borrower, Lender and Enlightenment Capital Solutions Fund II, L.P.

3.          Representations and Warranties.  The Borrower hereby represents and warrants to the Lender that, upon giving effect to this Agreement, (a) no Event of Default exists and (b) all of the representations and warranties set forth in the Loan Documents are true and correct in all material respects as of the date hereof (except for those that expressly state that they are made as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

4.          Ratification of Loan Agreement and other Loan Documents.  Except as expressly modified and amended in this Agreement, all of the terms, provisions and conditions of the Loan Documents shall remain unchanged and in full force and effect.  The term "this Agreement" or "Loan Agreement" and all similar references as used in each of the Loan Documents shall hereafter mean the Loan Agreement as amended by this Agreement.  Except as herein specifically agreed, the Loan Agreement and each other Loan Document is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

5.          Authority/Enforceability.  The Borrower hereby represents and warrants as follows:

(a)	It has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b)
This Agreement has been duly executed and delivered by the Borrower and constitutes the Borrower's legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)
No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by the Borrower of this Agreement other than those obtained on or before the date hereof and those which, if not obtained, delivered or filed (as the case may be) could not reasonably be expected to have a material adverse effect.  The execution, delivery and performance by the Borrower of this Agreement does not and will not conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any indenture or other material agreement or instrument to which such Person is a party or by which any of its properties may be bound or the approval of any Governmental Authority relating to the Borrower except as could not reasonably be expected to have a Material Adverse Effect.

6.          Counterparts/Telecopy/E-mail.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of executed counterparts by telecopy or electronic mail shall be effective as an original.

7.          Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Maryland, without regard to conflicts of law principles.

8.          Entirety. This Agreement and the other Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof.  These Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no oral agreements between the parties.

9.          Release.  In consideration of the willingness of the Lender to enter into this Agreement, the Borrower hereby releases and forever discharges the Lender (including its predecessors, successors and assigns) and its affiliates, and each of their respective officers, employees, representatives, agents, counsel and directors (each, a "Lender Party"), from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected, to the extent related to the Loan Documents or the loan transactions described therein (collectively, the "Released Claims"), which Released Claims relate to any act or omission by any Lender Party that occurred on or prior to the date hereof, except to the extent any such Released Claim results from any Lender Party's willful misconduct as finally determined by a court of competent jurisdiction.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement, to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Borrower:	TELOS CORPORATION
a Maryland corporation
	By:	/s/ John B. Wood
	Name:	John B. Wood
	Title:	Chairman of the Board, Chief Executive Officer

Lender:	PORTER FOUNDATION SWITZERLAND
/s/ John R.C. Porter
John R.C. Porter, Trustee
/s/ Brian Padgett
Brian Padgett, Trustee